CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated August 17, 1998 relating to the financial statements and financial statement schedule, which appears in Pizza Inn, Inc.'s Annual Report on Form 10-K/A, Amendment No. 1, for the year ended June 28, 1998.



/s/  PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Dallas, Texas
April 30, 1999